Exhibit 3.6

OPERATING AGREEMENT

IOWA TELECOM DATA SERVICES, L.C.

AN IOWA LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is made effective as of the 20th day of February, 2003 by and between Iowa Telecommunications Services, Inc., as member of Iowa Telecom Data Services, L.C., an Iowa limited liability company (the “Company”), and the Company.

EXPLANATORY STATEMENT

This Operating Agreement governs the relationship between the Company and its member, pursuant to the Iowa Limited Liability Company Act (the “Act”).

In consideration of their mutual promises, covenants, and agreements, the parties hereto do hereby promise, covenant and agree as follows:

DEFINITIONS

For purposes of this Operating Agreement, and unless the context clearly otherwise indicates, the following terms shall have the following meanings:

“Act” shall mean the Iowa Limited Liability Company Act as presently codified in Iowa Code Chapter 490A, and as it may be amended from time to time.

“Agreement” means this Operating Agreement.

“Code” mean the Internal Revenue Code of 1986, as amended

“Company” shall mean Iowa Telecom Data Services, L.C., an Iowa limited liability company.

“Member” shall mean Iowa Telecommunication Services, Inc., as the sole initial Member of the Company, and any other person or persons who may subsequently be designated as a Member of this Company pursuant to the further terms of this Agreement.

“Membership Interest” shall mean the rights of a Member in distributions and allocations of profits, losses, gains, deductions and credits.

“Membership Rights” shall mean the rights of a Member, which are comprised of: (1) its Membership Interest, and (2) its right to vote and to otherwise participate in the management and governance of the Company.

“Persons” shall mean individuals, partnerships, corporations, limited liability companies, unincorporated associations, trusts, estates and any other type of entity.

ARTICLE I

FORMATION

1.1 Organization. The Member acknowledges the formation of the Company as an Iowa limited liability company pursuant to the provisions of the Act.

1.2 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member and the Company hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Member and the Company that the Agreement be the agreement of the parties, and, except to the extent a provision of the Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is prohibited or ineffective under the Act, the Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the least extent possible in order to make the Agreement effective under the Act.

1.3 Name. The name of the Company is Iowa Telecom Data Services, L.C., and all Company business shall be conducted under that name.

1.4 Principal Place of Business. The Company may locate its principal place of business and registered office at any place or places as the Member may from time to time deem advisable.

1.5 Registered Agent. The registered agent for the Company is Alan L. Wells, and the business address of the registered agent is 115 South Second Avenue West, Newton, Iowa 50308. The Member may, from time to time, change the registered agent or the registered office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

1.6 Term. The Company shall continue until it is dissolved in accordance with either the provisions of this Agreement or the Act.

1.7 Permitted Business. The business of the Company shall be:

(a) to accomplish any lawful purpose whatsoever or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets;

(b) to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act; and

(c) to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE II

CONTRIBUTIONS

2.1 Initial Contributions. The initial capital contributions to the Company of the Member shall be made concurrently with the Member’s execution and delivery of this Agreement. The Member’s initial capital contribution shall be One Thousand Dollars ($1,000.00). The Member shall not be required to make additional capital contributions.

2.2 Loans. In the event the capital needs of the Company exceed the capital contributions provided by section 2.1, the Member may, but shall not be required to, lend additional monies to the Company in amounts and on terms and conditions to be agreed upon by the Company and the Member. The Company may also borrow money for its capital needs from any third parties in amounts and on terms and conditions determined by the Member.

2.3 Interest on and Return of Capital Contribution. The Member shall not be entitled to interest on any capital contribution, or to a return of any capital contribution, except as specifically provided for herein.

ARTICLE III

PROFIT AND LOSS

3.1 Percentages of Membership Interest. The percentage of Membership Interest of the Member shall be 100%.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. Cash distributions shall be made in such amounts and at such times as may be determined by the Member in its discretion.

4.2 Limitations on Distributions. No distribution shall be declared or paid unless, after the distribution is made, the Company’s assets exceed the Company’s liabilities. Liabilities to the Member on account of his Membership Interest shall not be a Company liability for purposes of this section.

ARTICLE V

RIGHTS AND DUTIES OF MEMBERS

5.1 Management Rights. The Company shall be managed by the Member. The Member is the Company’s agent and shall have authority to take all actions, including incurring debt, entering contracts, and acquiring and transferring property, on the Company’s behalf and such actions shall bind the Company.

5.2 Liability of Member. The Member shall not be liable as such for the Company’s liabilities, debts or obligations. The failure by the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member.

5.3 Indemnification. The Company shall indemnify the Member for all costs, losses, liabilities and damages paid by the Member in connection with the Company’s business, to the fullest extent provided or allowed by Iowa law.

5.4 Fiduciary Duties and Obligations. The Member shall have no fiduciary duties of loyalty or otherwise with respect to the Company, except as required by Iowa law.

ARTICLE VI

BANKING

6.1 Banking. All revenues of the Company shall be deposited regularly in the Company savings and checking accounts at such financial institutions as shall be selected by the Member.

ARTICLE VII

ACCOUNTING AND RECORDS

7.1 Records. The Company shall maintain at its principal place of business or such other place as the Member may choose, the following:

(a) a current list of the full name and last-known business, residence, or mailing address of the Member, both past and present;

(b) a copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(d) copies of any currently effective written operating agreements, copies of any writings permitted or required under the Act, and copies of any financial statements of the Company for the three most recent years;

(e) minutes of any member meetings;

(f) unless contained in this Agreement or any amendment thereto or in a writing permitted or required under the Act, a statement prepared and certified as accurate by the Member which describes:

(i) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each member and which each member has agreed to contribute in the future;

(ii) the times at which or events on the happening of which any additional contributions agreed to be made by each member are to be made;

(iii) if agreed upon, the time at which or the events on the happening of which a member may terminate its membership in the limited liability company and the amount of, or the method of determining, the distribution to which it may be entitled respecting its membership interest and the terms and conditions of the termination and distribution;

(iv) any right of a member to receive distributions which include a return of all or any part of a member’s contribution; and

(v) any written consents obtained from members pursuant to the Act.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTEREST

8.1 Transfer. The Member may sell, hypothecate, pledge, assign or otherwise voluntarily transfer any part or all of its Membership Interest or Membership Rights in the Company to any other person. In the event the Member transfers its entire Membership Interest, the transferee(s) shall become a member without any further action, unless the Member and the transferee agree otherwise.

ARTICLE IX

WITHDRAWAL OF MEMBER

9.1 Withdrawal of Member. The Member has the power to withdraw from the Company at any time.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Events of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

(a) When the period fixed for the Company’s duration expires;

(b) By the Member’s written statement of dissolution; or

(c) By the entry of a decree of judicial dissolution pursuant to the Act.

10.2 Effect of Filing of Dissolving Statement. As soon as possible following the occurrence of any of the events specified in this section which effect the dissolution of the Company, an appropriate representative of the Company shall execute and file a statement of intent to dissolve in such form as shall be prescribed by the Iowa Secretary of State. Upon the filing with the Iowa Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until articles of dissolution have been filed with the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

10.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Member shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent they may determine to receive any assets in kind), (2) discharge all liabilities of the Company (other than liabilities to the Member), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (3) establish such reserves as reasonably may be necessary to provide for contingent liabilities of the Company, (4) discharge any liabilities of the Company to the Member other than on account of its interest in Company capital or profits, and (5) distribute the remaining assets to the Member:

(c) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(d) The Member shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

10.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provision has been made therefore and all of the remaining property and assets have been distributed to the Member, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Act.

10.5 Filing of Articles of Dissolution.

(a) Duplicate originals of such articles of dissolution shall be delivered to the Iowa Secretary of State.

(b) Upon the filing of the articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Member shall thereafter be a trustee for creditors of the Company and as such shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

10.6 Responsibility. Upon dissolution, the Member shall look solely to the assets of the Company for the return of its Capital Contribution. The winding up of the affairs of the Company and the distribution of its assets shall be conducted by the Member which is hereby authorized to take all actions necessary to accomplish such distribution, including, without limitation, selling any Company assets it deems necessary or appropriate to sell.

ARTICLE XI

GOVERNING LAW

11.1 Governing Law. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights, duties, obligations and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Iowa.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Inurement. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, and their successors, and assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.

12.2 No Limit on Personal Activities. Nothing herein contained shall be construed to limit in any manner the Member or its respective agents, servants, and employees, in carrying out its separate businesses or activities.

12.3 Gender and Headings. Throughout this Agreement, where such meanings would be appropriate: (a) the masculine gender shall be deemed to include the feminine and the neuter and vice versa, and (b) the singular shall be deemed to include the plural and vice versa. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.

12.4 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the Member or the Company have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

12.5 Membership Interest. The Member hereby covenants, acknowledges and agrees that the Membership Interest in the Company shall for all purposes be deemed personally and shall not be deemed realty or any interest in the assets or property owned by the Company.

12.6 Not For Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations between the Member and the Company. This Agreement is not intended for the benefit of creditors and does not grant any rights to or confer any benefits on creditors or any other person who is not a Member of the Company.

CERTIFICATE

IN WITNESS WHEREOF, the parties have hereunto set their hands and acknowledged this Agreement and do hereby certify that the foregoing Agreement constitutes the Operating Agreement of Iowa Telecom Data Services, L.C., an Iowa limited liability company, adopted by the Member of the Company and the Company effective as of February 20, 2003.

MEMBER:

Iowa Telecommunication Services, Inc.

By:	/s/ Alan L. Wells
Alan L. Wells, President and Chief Executive Officer

COMPANY:

Iowa Telecom Data Services, L.C.
By:	Iowa Telecommunications Services, Inc., Member

By:	/s/ Alan L. Wells
Alan L. Wells, President and Chief Executive Officer